                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                             ----------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED

                           PURSUANT TO RULE 13d-2(b)



                            (Amendment No. ______)(2)






                    CLEVELAND INDIANS BASEBALL COMPANY, INC.
  -----------------------------------------------------------------------------
                                (Name of Issuer)


                    CLASS A COMMON SHARES, WITHOUT PAR VALUE
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   186202107
  -----------------------------------------------------------------------------
                                 (CUSIP Number)


        Check the appropriate box to designate the rule pursuant to which the
Schedule is filed:


        [X] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)


----------------

        (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 186202107                  13G                                              PAGE 2 OF 5 PAGES
           -----------                                                                     --   --


-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSONS/          McDonald Investments Inc.                                    |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)                                        |
|     |                                                                                                   |
|     |                     #34-1391952                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                         N/A                                                                       |
|     |                                                                                         (b) [   ] |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |               OHIO                                                                                |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|             SHARES            |       |  574,517                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|            OWNED BY           |       |      0                                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|            REPORTING          |       |  574,517                                                        |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |      0                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   574,517                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |                 N/A                                                                         [  ]  |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                 13.8%                                                                             |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                 BD                                                                                |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               PAGE 3 OF 5 PAGES


        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  NAME OF ISSUER:

             CLEVELAND INDIANS BASEBALL COMPANY, INC.
             ---------------------------------------------------------------


ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2401 ONTARIO STREET, CLEVELAND, OHIO 44114
             ---------------------------------------------------------------

ITEM 2 (a).  NAME OF PERSON FILING:

             McDONALD INVESTMENTS INC.
             ---------------------------------------------------------------


ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             800 SUPERIOR AVENUE, CLEVELAND, OHIO 44114
             ---------------------------------------------------------------

ITEM 2 (c).  CITIZENSHIP

             AN OHIO CORPORATION
             ---------------------------------------------------------------

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:
             CLASS A COMMON SHARES, WITHOUT PAR VALUE
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP NUMBER

             186202107
             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


             (a) [X] Broker or dealer registered under Section 15 of the Act;

             (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

             (d) [ ] Investment Company registered under Section 8 of the
                     Investment Company Act;

             (e) [ ] An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

                                                              PAGES 4 OF 5 PAGES

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.  OWNERSHIP:


(a)     Amount beneficially owned:

        574,517
        -----------------------------------------------------

(b)     Percent of class:

        13.8%
        -----------------------------------------------------

(c)     Number of shares as to which the person has:

(i)     Sole power to vote or to direct the vote                 574,517
                                                               ---------

(ii)    Shared power to vote or to direct the vote                     0
                                                               ---------

(iii)   Sole power to dispose or to direct the disposition of    574,517
                                                               ---------


 (iv)    Shared power to dispose or to direct the
         disposition of                                                0
                                                               ---------


        Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N/A

                                                              PAGES 5 OF 5 PAGES

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATIONS

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were required and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         3/8/99
                                             ---------------------------------
                                                         (Date)


                                             /s/ Patricia J. Jamieson
                                             ---------------------------------
                                                        (Signature)

                                             Chief Financial Officer
                                             ---------------------------------
                                                     (Name and Title)